MOTOROLA AND ARUBA NETWORKS ANNOUNCE COLLABORATION ON THE ALL-WIRELESS ENTERPRISE AND
RESOLUTION OF PATENT DISPUTE

Companies Sign A Wireless LAN Infrastructure Cross-License Agreement

Schaumburg, IL and Sunnyvale, CA, November 6, 2009 - Aruba Networks, Inc. (NASDAQ: ARUN) and Motorola, Inc. (NYSE: MOT) — together with its subsidiaries Symbol Technologies, Inc., Wireless Valley Communications, Inc. and AirDefense, Inc. — today announced that they have reached an agreement that settles all outstanding intellectual property disputes between the two companies. The disputes involved patents owned by both parties, and the settlement includes a cross-licensing agreement.

“We are pleased to have reached an amicable business resolution outside of the courts,” said Gene Delaney, President of Motorola’s Enterprise Mobility Solutions Business. “Additionally, we are actively exploring technical and business opportunities of mutual interest associated with the all-wireless enterprise.”

“We are delighted to put this legal dispute behind us,” said Keerti Melkote, Aruba’s co-founder and Chief Technical Officer. “We also look forward to working with Motorola on improving the all-wireless enterprise for the benefit of customers and to advance the state of technology.”

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About Aruba Networks
People move. Networks must follow. Aruba securely delivers networks to users, wherever they work or roam, using a combination of award-winning solutions:

•	Adaptive 802.11n Wi-Fi networks optimize themselves to ensure that users are always within reach of mission-critical information. Rightsizing expensive wired LANs by replacing them with high-speed 802.11n Wi-Fi reduces both capital and operating expenses;

•	Identity-based security assigns access policies to users, enforcing those policies whenever and wherever a network is accessed;

•	Remote networking solutions for branch offices, fixed telecommuters, and satellite facilities ensures uninterrupted remote access to applications;

•	Multi-vendor network management provides a single point of control while managing both legacy and new wireless networks from Aruba and its competitors.

The cost, convenience, and security benefits of our secure mobility solutions are fundamentally changing how and where we work. Listed on the NASDAQ and Russell 2000® Index, Aruba is based in Sunnyvale, California, and has operations throughout the Americas, Europe, Middle East, and Asia Pacific regions. To learn more, visit Aruba at http://www.arubanetworks.com. For real-time news updates follow Aruba on Twitter at http://twitter.com/ArubaNetworks.

About Motorola
Motorola is known around the world for innovation in communications and is focused on advancing the way the world connects. From broadband communications infrastructure, enterprise mobility and public safety solutions to high-definition video and mobile devices, Motorola is leading the next wave of innovations that enable people, enterprises and governments to be more connected and more mobile. Motorola (NYSE: MOT) had sales of US $30.1 billion in 2008. For more information, please visit www.motorola.com.

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Media Contacts
Bart Lipinski
Motorola, Inc.
+1 847-576-6931
Bart.Lipinski@motorola.com

Michael Tennefoss Aruba Networks, Inc. +1-408-754-8034 mtennefoss@arubanetworks.com	Patty Oien Breakaway Communications +1-415-358-2482 poien@breakawaycom.com

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© 2009 Aruba Networks, Inc. is a trademark of Aruba Networks, Inc.  All rights reserved.  All other trademarks are the property of their respective owners.